UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 23, 2000

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Item 5. Other Events - Legal Matters

Citizens' Utility Board of Oregon v. Public Utility Commission of Oregon and Utility Reform Project and Colleen O'Neill v. Public Utility Commission of Oregon, Marion County Oregon Circuit Court, the Court of Appeals of the State of Oregon, the Oregon Supreme Court.

On August 23, 2000, PGE entered into a proposed settlement agreement with the Citizens' Utility Board (CUB) and the staff of the Oregon Public Utility Commission (OPUC) of the litigation related to PGE's recovery of its investment in the Trojan plant. Under the agreement, CUB has agreed to withdraw from the litigation and support the settlement as the means to resolve the Trojan litigation. Upon CUB's withdrawal, there would remain one significant adverse party (the Utility Reform Project) in the litigation. PGE does not know the extent to which such party will continue to pursue its challenges to the OPUC order allowing recovery. The agreement is subject to review and approval by the OPUC and is intended to become effective October 1, 2000.

Trojan was closed in January 1993 for economic reasons. Although the plant is closed, a portion of customers' electric bills currently pays for both PGE's remaining investment in Trojan as well as a return on that investment. The proposed settlement would result in PGE's investment in Trojan no longer being included in rates charged to customers, either through a return on or a return of that investment.

Under the agreement, PGE's remaining before-tax investment in Trojan of approximately $188 million at June 30, 2000, would be substantially offset by several amounts currently shown on PGE's balance sheet as regulatory liabilities. The largest of such amounts consist of before-tax credits of approximately $83 million in customer benefits related to the previous settlement of power contracts with two other utilities and the approximate $82 million remaining obligation under terms of the Enron/PGC merger. After the offsets, the remaining regulatory asset balance of approximately $10 million will be written off. Collection of ongoing decommissioning costs at Trojan are not affected by the agreement.

PGE currently estimates that the proposed settlement will result in reductions to after-tax net income of $6 million and $5 million in 2000 and 2001, respectively. For additional background regarding this issue, see Note 2, Legal Matters, in the Notes to Financial Statements of PGE's Form 10-Q for the period ended June 30, 2000.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

August 24, 2000	By	/s/ Mary Turina
Mary K. Turina
Vice President, Finance
Chief Financial Officer and Treasurer

August 24, 2000	By	/s/ Kirk M. Stevens
Kirk M. Stevens
Controller and Assistant Treasurer